Exhibit 99.1

Investors and Media:

Shantanu Agrawal

(630) 824-1907

SUNCOKE ENERGY, INC. ANNOUNCES FULL-YEAR 2019 RESULTS AND PROVIDES GUIDANCE FOR 2020

•

Net loss attributable to SXC was $152.3 million, or $1.98 per share, for the full-year 2019, which included previously announced non-cash impairment related charges at Logistics, net of taxes, of $174.4 million. Excluding these non-cash charges, Adjusted Net Income Attributable to SXC was $22.1 million, or $0.29 per share; Net loss attributable to SXC was $1.4 million, or $0.02 per share in the fourth quarter 2019

•	Full-year 2019 consolidated Adjusted EBITDA was $247.9 million which was within our revised guidance range of $240 million to $250 million; fourth quarter Adjusted EBITDA was $50.8 million

•	Operating cash flow was $181.9 million for the full-year 2019, above our revised guidance of $150 million to $160 million

•	Full-year 2020 consolidated Adjusted EBITDA is expected to be $235 million to $245 million

LISLE, Ill. (January 29, 2020) - SunCoke Energy, Inc. (NYSE: SXC) (the “Company”) today reported fourth quarter and full-year 2019 results, reflecting continued strong operating performance from our Domestic Coke business.

“In 2019, we simplified our corporate structure to build financial flexibility and made major strides in enhancing performance and efficiency within our core domestic cokemaking operations, leading to strong results for the year and a solid foundation from which to drive momentum into 2020,” said Mike Rippey, President and Chief Executive Officer of SunCoke Energy, Inc. “Despite the customer challenges within our Logistics segment, we delivered robust cash flows and aggressively pursued a balanced yet opportunistic approach to capital allocation in 2019 and set the stage for continued progress on our capital allocation priorities in 2020.”

Looking forward, the Company expects 2020 consolidated Adjusted EBITDA to be between $235 million and $245 million, driven by continued improvement in our cokemaking business, partially offset by the challenges faced by our coal export customers in our logistics business.

Rippey continued, “As we move forward in 2020, we will remain focused on executing against our objectives of improved safety performance and operational excellence. Additionally, we will work towards development of new business opportunities for our Logistics segment and navigating through the upcoming coke contract renewal negotiations. We are committed to positioning the Company for sustained success and delivering significant value to SunCoke stakeholders.”

CONSOLIDATED RESULTS

	Three Months Ended December 31,			Years Ended December 31,
(Dollars in millions)	2019	2018	Increase/ (Decrease)	2019	2018	Increase/ (Decrease)
Sales and other operating revenues	$397.2	$368.9	$28.3	$1,600.3	$1,450.9	$149.4
Net (loss) income attributable to SXC	$(1.4)	$1.8	$(3.2)	$(152.3)	$26.2	$(178.5)
Adjusted EBITDA(1)	$50.8	$65.9	$(15.1)	$247.9	$263.2	$(15.3)

(1)	See definition of Adjusted EBITDA and reconciliation elsewhere in this release.

Revenues increased $28.3 million and $149.4 million for the fourth quarter and full-year 2019, respectively, primarily reflecting the pass-through of higher coal prices and higher sales volumes in our Domestic Coke segment, partially offset by lower transloading volumes in our Logistics segment.

Fourth quarter and full year 2019 Adjusted EBITDA decreased by $15.1 million and $15.3 million, respectively. The decrease reflects the impact of the previously announced bankruptcy of one of our coal export customers, which was partially offset by the improved performance in our Domestic Coke segment.

Net (loss) income attributable to SXC decreased $3.2 million for the fourth quarter 2019 reflecting lower operating results discussed above, partially offset by lower depreciation expense and lower income attributable to noncontrolling interest.

Net loss attributable to SXC was $152.3 million for the full-year 2019 and included non-cash impairment related charges at Logistics, net of taxes, of $174.8 million recorded in the third quarter. Excluding these impairment related charges, Adjusted net income attributable to SXC decreased $3.7 million for the full-year mainly due to lower operating results discussed above.

SEGMENT RESULTS

Domestic Coke

Domestic Coke consists of cokemaking facilities and heat recovery operations at our Jewell, Indiana Harbor, Haverhill, Granite City and Middletown plants.

	Three Months Ended December 31,			Years Ended December 31,
(Dollars in millions, except per ton amounts)	2019	2018	Increase/ (Decrease)	2019	2018	Increase
Sales and other operating revenues	$373.3	$334.7	$38.6	$1,489.1	$1,308.3	$180.8
Adjusted EBITDA(1)	$52.1	$51.6	$0.5	$226.7	$207.9	$18.8
Sales Volume (in thousands of tons)	1,080	1,040	40	4,171	4,033	138
Adjusted EBITDA per ton(2)	$48.24	$49.62	$(1.38)	$54.35	$51.55	$2.80

(1)	See definitions of Adjusted EBITDA and reconciliation elsewhere in this release.
(2)	Reflects Domestic Coke Adjusted EBITDA divided by Domestic Coke sales volumes.

•

Revenues increased $38.6 million and $180.8 million, for the fourth quarter and full-year 2019, respectively, compared with the same prior year periods, reflecting the pass-through of higher coal prices and higher sales volumes.

•

Adjusted EBITDA increased $0.5 million and $18.8 million for the fourth quarter and full-year 2019, respectively, reflecting additional sales volume at Indiana Harbor and lower outage impact at Granite City.

Logistics

Logistics consists of the handling and mixing services of coal and other aggregates at our Convent Marine Terminal (“CMT”), Lake Terminal, Kanawha River Terminals (“KRT”) and Dismal River Terminal (“DRT”).

	Three Months Ended December 31,			Years Ended December 31,
(Dollars in millions)	2019	2018	Decrease	2019	2018	Increase/ (Decrease)
Sales and other operating revenues	$14.8	$23.8	$(9.0)	$72.8	$102.2	$(29.4)
Intersegment sales	$7.0	$7.9	$(0.9)	$26.3	$24.5	$1.8
Adjusted EBITDA(1)	$8.5	$18.3	$(9.8)	$42.6	$72.6	$(30.0)
Tons handled (thousands of tons)(2)	4,971	6,861	(1,890)	21,053	26,605	(5,552)

(1)	See definitions of Adjusted EBITDA and reconciliation elsewhere in this release.
(2)	Reflects inbound tons handled during the period.

•

Revenues decreased $9.0 million for the fourth quarter 2019 and $29.4 million for the full-year 2019. Lower demand and depressed export pricing drove lower throughput volumes in the fourth quarter and full-year 2019.

•

Adjusted EBITDA decreased $9.8 million for the fourth quarter 2019 and $30.0 million for the full-year 2019 mainly due to lower throughput volumes as described above. Results in 2019 reflect the impact of bankruptcy of Murray Energy - one of our coal export customers. We do not expect any throughput volumes from Murray Energy in 2020.

Brazil Coke

Brazil Coke consists of a cokemaking facility in Vitória, Brazil, which we operate for an affiliate of ArcelorMittal.

•

Revenues were $9.1 million and $38.4 million for the fourth quarter and full-year 2019, respectively, a decrease of $1.3 million and $2.0 million, respectively, as compared to the same prior year periods. These decreases were the result of lower volumes and unfavorable foreign currency adjustments.

•

Adjusted EBITDA was $3.3 million and $16.0 million for the fourth quarter and full-year 2019, respectively, a decrease of $1.1 million and $2.4 million, respectively, as compared with the same prior year periods, mainly due to lower volumes.

Corporate and Other

Corporate and other expenses, which includes activity from our legacy coal mining business, increased $4.7 million and $1.7 million, for the fourth quarter and full-year 2019, respectively, compared to the same prior year periods. The fourth quarter increase was primarily due to the timing of employee related expenses as well as higher legacy costs. The impact of higher legacy costs on the full year period was mostly offset by lower legal costs.

2020 OUTLOOK

Our 2020 guidance assumes Indiana Harbor achieving full production of 1.2 million tons and run-rate EBITDA of approximately $50 million. It also assumes continued Logistics customer disruption, including an anticipated renegotiated contract with our CMT customer, Foresight Energy.

Our 2020 guidance is as follows:

•	Domestic coke production is expected to be approximately 4.3 million tons

•	Consolidated Adjusted EBITDA is expected to be between $235 million to $245 million

•	Capital expenditures are projected to be between $70 million to $80 million

•	Cash generated by operations is estimated to be between $170 million and $185 million

•	Cash taxes are projected to be between $4 million to $8 million

RELATED COMMUNICATIONS

Today, we will host an investor conference call at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). Investors may participate in this call by dialing 1-833-236-5757 in the U.S. or 1-647-689-4185 if outside the U.S., confirmation code 6073206. This conference call will be webcast live and archived for replay in the Investor Relations section of www.suncoke.com.

SUNCOKE ENERGY, INC.

SunCoke Energy, Inc. (NYSE: SXC) supplies high-quality coke to the integrated steel industry under long-term, take-or-pay contracts that pass through commodity and certain operating costs to customers. We utilize an innovative heat-recovery cokemaking technology that captures excess heat for steam or electrical power generation. Our cokemaking facilities are located in Illinois, Indiana, Ohio, Virginia and Brazil. We have more than 55 years of cokemaking experience serving the integrated steel industry. In addition, we provide export and domestic material handling services to coke, coal, steel, power and other bulk and liquids customers. Our logistics terminals have the collective capacity to mix and transload more than 40 million tons of material each year and are strategically located to reach Gulf Coast, East Coast, Great Lakes and international ports. To learn more about SunCoke Energy, Inc., visit our website at www.suncoke.com.

DEFINITIONS

•

Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted for any impairments, (gain) loss on extinguishment of debt, changes to our contingent consideration liability related to our acquisition of CMT, loss on the disposal of our interest in VISA SunCoke Limited, and/or transaction costs incurred as part of the Simplification Transaction. EBITDA and Adjusted EBITDA do not represent and should not be considered alternatives to net income or operating income under accounting principles generally accepted in the U.S. (“GAAP”) and may not be comparable to other similarly titled measures in other businesses. Management believes Adjusted EBITDA is an important measure in assessing operating performance. Adjusted EBITDA provides useful information to investors because it highlights trends in our business that may not otherwise be apparent when relying solely on GAAP measures and because it eliminates items that have less bearing on our operating performance. EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, and they should not be considered a substitute for net income or any other measure of financial performance presented in accordance with GAAP.

•	Adjusted EBITDA attributable to SXC represents Adjusted EBITDA less Adjusted EBITDA attributable to noncontrolling interests.

•

Adjusted net income attributable to SXC represents net income (loss) attributable to SXC adjusted for impairments, changes to our contingent consideration liability as a result of impairments and related tax impacts. Adjusted earnings per share is Adjusted net income attributable to SXC divided by the weighted average number of diluted common shares outstanding. Management believes Adjusted net income attributable to SXC and Adjusted earnings per share provide useful information to investors because it eliminates non-cash impairment related charges that are not representative of our ongoing business. These measures are not calculated in accordance with GAAP, and should not be considered a substitute for net income or any other measure of financial performance presented in accordance with GAAP.

FORWARD-LOOKING STATEMENTS

Some of the statements included in this press release constitute “forward-looking statements” (as defined in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended). Forward-looking statements include all statements that are not historical facts and may be identified by the use of such words as “believe,” “expect,” “plan,” “project,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “will,” “should” or the negative of these terms or similar expressions. Forward-looking statements are inherently uncertain and involve significant known and unknown risks and uncertainties (many of which are beyond the control of SXC) that could cause actual results to differ materially.

Such risks and uncertainties include, but are not limited to domestic and international economic, political, business, operational, competitive, regulatory and/or market factors affecting SXC, as well as uncertainties related to: pending or future litigation, legislation or regulatory actions; liability for remedial actions or assessments under existing or future environmental regulations; gains and losses related to acquisition, disposition or impairment of assets; recapitalizations; access to, and costs of, capital; the effects of changes in accounting rules applicable to SXC; and changes in tax, environmental and other laws and regulations applicable to SXC’s businesses.

Forward-looking statements are not guarantees of future performance, but are based upon the current knowledge, beliefs and expectations of SXC management, and upon assumptions by SXC concerning future conditions, any or all of which ultimately may prove to be inaccurate. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. SXC does not intend, and expressly disclaims any obligation, to update or alter its forward-looking statements (or associated cautionary language), whether as a result of new information, future events or otherwise after the date of this press release except as required by applicable law.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, SXC has included in its filings with the Securities and Exchange Commission cautionary language identifying important factors (but not necessarily all the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by SXC. For information concerning these factors, see SXC’s Securities and Exchange Commission filings such as its annual and quarterly reports and current reports on Form 8-K, copies of which are available free of charge on SXC’s website at www.suncoke.com. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Unpredictable or unknown factors not discussed in this release also could have material adverse effects on forward-looking statements

SunCoke Energy, Inc.

Consolidated Statements of Operations

	Three Months Ended December 31,		Years Ended December 31,
	2019	2018	2019	2018
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
	(Dollars and shares in millions, except per share amounts)
Revenues
Sales and other operating revenue	$397.2	$368.9	$1,600.3	$1,450.9
Costs and operating expenses
Cost of products sold and operating expenses	323.8	287.9	1,277.6	1,124.5
Selling, general and administrative expenses	22.9	16.9	75.8	66.1
Depreciation and amortization expense	34.0	41.3	143.8	141.6
Long-lived asset and goodwill impairment	—	—	247.4	—

Total costs and operating expenses	380.7	346.1	1,744.6	1,332.2

Operating income (loss)	16.5	22.8	(144.3)	118.7
Interest expense, net	14.7	14.5	60.3	61.4
(Gain) loss on extinguishment of debt, net	—	—	(1.5)	0.3

Income (loss) before income tax expense (benefit)	1.8	8.3	(203.1)	57.0
Income tax expense (benefit)	2.6	2.8	(54.7)	4.6
Loss from equity method investment	—	—	—	5.4

Net (loss) income	(0.8)	5.5	(148.4)	47.0
Less: Net income attributable to noncontrolling interests	0.6	3.7	3.9	20.8

Net (loss) income attributable to SunCoke Energy, Inc.	$(1.4)	$1.8	$(152.3)	$26.2

(Loss) earnings attributable to SunCoke Energy, Inc. per common share:
Basic	$(0.02)	$0.03	$(1.98)	$0.40
Diluted	$(0.02)	$0.03	$(1.98)	$0.40
Weighted average number of common shares outstanding:
Basic	86.0	64.7	76.8	64.7
Diluted	86.0	65.4	76.8	65.5

SunCoke Energy, Inc.

Consolidated Balance Sheets

	December 31,
	2019	2018
	(Unaudited)	(Audited)
	(Dollars in millions, except par value amounts)
Assets
Cash and cash equivalents	$97.1	$145.7
Receivables, net	59.5	75.4
Inventories	147.0	110.4
Income tax receivable	2.2	0.7
Other current assets	2.5	2.8

Total current assets	308.3	335.0

Properties, plants and equipment (net of accumulated depreciation of $903.7 million and $855.8 million at December 31, 2019 and 2018, respectively)	1,390.2	1,471.1
Goodwill	3.4	76.9
Other intangible assets, net	34.7	156.8
Deferred charges and other assets	17.2	5.5

Total assets	$1,753.8	$2,045.3

Liabilities and Equity
Accounts payable	$142.4	$115.0
Accrued liabilities	47.0	45.6
Deferred revenue	0.3	3.0
Current portion of long-term debt and financing obligation	2.9	3.9
Interest payable	2.2	3.6

Total current liabilities	194.8	171.1

Long-term debt and financing obligation	780.0	834.5
Accrual for black lung benefits	50.5	44.9
Retirement benefit liabilities	24.5	25.2
Deferred income taxes	147.6	254.7
Asset retirement obligations	14.4	14.6
Other deferred credits and liabilities	23.6	17.6

Total liabilities	1,235.4	1,362.6

Equity
Preferred stock, $0.01 par value. Authorized 50,000,000 shares; no issued shares at both December 31, 2019 and 2018	—	—
Common stock, $0.01 par value. Authorized 300,000,000 shares; issued 98,047,389 and 72,233,750 shares at December 31, 2019 and 2018, respectively	1.0	0.7
Treasury stock, 13,783,182 and 7,477,657 shares at December 31, 2019 and 2018, respectively	(177.0)	(140.7)
Additional paid-in capital	712.1	488.8
Accumulated other comprehensive loss	(14.4)	(13.1)
Retained (deficit) earnings	(30.1)	127.4

Total SunCoke Energy, Inc. stockholders’ equity	491.6	463.1
Noncontrolling interests	26.8	219.6

Total equity	518.4	682.7

Total liabilities and equity	$1,753.8	$2,045.3

SunCoke Energy, Inc.

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2019	2018
	(Unaudited)	(Audited)
	(Dollars in millions)
Cash Flows from Operating Activities:
Net (loss) income	$(148.4)	$47.0
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Long-lived asset and goodwill impairment	247.4	—
Depreciation and amortization expense	143.8	141.6
Deferred income tax benefit	(63.1)	(3.4)
Payments in excess of expense for postretirement plan benefits	(1.9)	(2.4)
Share-based compensation expense	4.5	3.1
(Gain) loss on extinguishment of debt, net	(1.5)	0.3
Loss from equity method investment	—	5.4
Changes in working capital pertaining to operating activities:
Receivables, net	15.9	(6.9)
Inventories	(36.6)	0.6
Accounts payable	23.5	(0.7)
Accrued liabilities	0.3	(7.3)
Deferred revenue	(2.7)	1.3
Interest payable	(1.4)	(1.8)
Income taxes	(1.5)	4.5
Other	3.6	4.5

Net cash provided by operating activities	181.9	185.8

Cash Flows from Investing Activities:
Capital expenditures	(110.1)	(100.3)
Sale of equity method investment	—	4.0
Other investing activities	0.3	0.5

Net cash used in investing activities	(109.8)	(95.8)

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	—	45.0
Repayment of long-term debt	(90.5)	(45.7)
Debt issuance costs	(2.1)	(0.5)
Proceeds from revolving facility	408.6	179.5
Repayment of revolving facility	(370.3)	(204.5)
Repayment of financing obligation	(2.9)	(2.6)
Cash distributions to noncontrolling interests	(14.2)	(31.9)
Acquisition of additional interest in the Partnership	—	(4.2)
Shares repurchased	(36.3)	—
Dividends paid	(5.1)	—
Other financing activities	(7.9)	0.4

Net cash used in financing activities	(120.7)	(64.5)

Net (decrease) increase in cash and cash equivalents	(48.6)	25.5
Cash and cash equivalents at beginning of year	145.7	120.2

Cash and cash equivalents at end of year	$97.1	$145.7

Supplemental Disclosure of Cash Flow Information
Interest paid, net of capitalized interest of $2.3 million and $3.2 million, respectively	$58.2	$59.6
Income taxes paid, net of refunds of $0.3 million and $4.3 million, respectively	$9.5	$3.7

SunCoke Energy, Inc.

Segment Operating Data

	Three Months Ended December 31,		Years Ended December 31,
	2019	2018	2019	2018
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
	(Dollars in millions)
Sales and other operating revenues:
Domestic Coke	$373.3	$334.7	$1,489.1	$1,308.3
Brazil Coke	9.1	10.4	38.4	40.4
Logistics	14.8	23.8	72.8	102.2
Logistics intersegment sales	7.0	7.9	26.3	24.5
Elimination of intersegment sales	(7.0)	(7.9)	(26.3)	(24.5)

Total sales and other operating revenue	$397.2	$368.9	$1,600.3	$1,450.9

Adjusted EBITDA(1)
Domestic Coke	$52.1	$51.6	$226.7	$207.9
Brazil Coke	3.3	4.4	16.0	18.4
Logistics	8.5	18.3	42.6	72.6
Corporate and Other(2)	(13.1)	(8.4)	(37.4)	(35.7)

Total Adjusted EBITDA	$50.8	$65.9	$247.9	$263.2

Coke Operating Data:
Domestic Coke capacity utilization (%)	100%	98%	98%	95%
Domestic Coke production volumes (thousands of tons)	1,073	1,044	4,168	4,016
Domestic Coke sales volumes (thousands of tons)	1,080	1,040	4,171	4,033
Domestic Coke Adjusted EBITDA per ton(3)	$48.24	$49.62	$54.35	$51.55
Brazilian Coke production—operated facility (thousands of tons)	371	442	1,641	1,768
Logistics Operating Data:
Tons handled (thousands of tons)(4)	4,971	6,861	21,053	26,605

(1)	See definition of Adjusted EBITDA and reconciliation to GAAP elsewhere in this release.
(2)

Corporate and Other includes the activity from our legacy coal mining business, which incurred Adjusted EBITDA losses of $5.4 million and $11.2 million during the three and twelve months ended December 31, 2019, respectively, as well as losses of $2.2 million and $9.8 million during the three and twelve months ended December 31, 2018, respectively.

(3)	Reflects Domestic Coke Adjusted EBITDA divided by Domestic Coke sales volumes.
(4)	Reflects inbound tons handled during the period.

SunCoke Energy, Inc.

Reconciliation of Non-GAAP Information

Net Loss Attributable to SunCoke Energy, Inc. to

Adjusted Net Income Attributable to Suncoke Energy, Inc.

Year Ended December 31, 2019
(Dollars in millions)
Net loss attributable to SunCoke Energy, Inc.	$(152.3)
Add:
Long-lived asset and goodwill impairment	247.4
Contingent consideration adjustments(1)	(3.9)
Related income tax benefit(2)	(69.1)

Adjusted net income attributable to SunCoke Energy, Inc.	$22.1

Adjusted earnings attributable to SunCoke Energy, Inc. per common share:
Basic	$0.29
Diluted	$0.29
Weighted average number of common shares outstanding:
Basic	76.8
Diluted	76.8

(1)

In connection with the CMT acquisition, the Company entered into a contingent consideration arrangement that requires the Company to make future payments to the seller based on future volume over a specified threshold, price and contract renewals. Customer events during the third quarter of 2019 reduced contingent consideration liability to zero.

(2)	Reflects the tax impacts of long-lived asset and goodwill impairment and the contingent consideration adjustment.

SunCoke Energy, Inc.

Reconciliation of Non-GAAP Information

Adjusted EBITDA to Net (Loss) Income

	Three Months Ended December 31,		Years Ended December 31,
	2019	2018	2019	2018
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
	(Dollars in millions)
Net (loss) income	$(0.8)	$5.5	$(148.4)	$47.0
Add:
Long-lived asset and goodwill impairment	—	—	247.4	—
Depreciation and amortization expense	34.0	41.3	143.8	141.6
Interest expense, net	14.7	14.5	60.3	61.4
(Gain) loss on extinguishment of debt, net	—	—	(1.5)	0.3
Income tax expense (benefit)	2.6	2.8	(54.7)	4.6
Contingent consideration adjustments(1)	—	1.4	(4.2)	2.5
Loss from equity method investment(2)	—	—	—	5.4
Transaction costs(3)	0.3	0.4	5.2	0.4

Adjusted EBITDA	$50.8	$65.9	$247.9	$263.2

Subtract: Adjusted EBITDA attributable to noncontrolling interest(4)	1.6	20.4	40.7	82.0

Adjusted EBITDA attributable to SunCoke Energy, Inc.	$49.2	$45.5	$207.2	$181.2

(1)

In connection with the CMT acquisition, the Partnership entered into a contingent consideration arrangement that requires the Partnership to make future payments to the seller based on future volume over a specified threshold, price and contract renewals. Adjustments to the fair value of the contingent consideration were primarily the result of modifications to the volume forecast. Customer events during the third quarter of 2019 reduced contingent consideration liability to zero.

(2)	In June 2018, the Company recorded a loss in connection with the sale of our interest in VISA SunCoke Limited.
(3)	Costs expensed by the Partnership associated with the Simplification Transaction.
(4)	Reflects noncontrolling interests in Indiana Harbor and the portion of the Partnership owned by public unitholder prior to the closing of the Simplification Transaction.

SunCoke Energy, Inc

Reconciliation of Non-GAAP Information

Estimated 2020 Consolidated Adjusted EBITDA to Estimated Net Income

	2020
	Low	High
Net income	$33	$43

Add:
Depreciation and amortization expense	132	128
Interest expense, net	58	58
Income tax expense	12	16

Adjusted EBITDA	$235	$245

Subtract: Adjusted EBITDA attributable to noncontrolling interest(1)	7	7

Adjusted EBITDA attributable to SunCoke Energy, Inc.	$228	$238

(1)	Reflects non-controlling interest in Indiana Harbor.